Exhibit 10.3

SERVICES AGREEMENT

This Services Agreement (the “Agreement”), effective as of September 12, 2019 ( the “Effective Date”), by and between Enigma MPC Inc., registered under the laws of the State of Delaware USA (hereinafter: “Services Recipient”) and Gamma Research and Development LTD, a company incorporated under the laws of the State of Israel, with its principle offices at 94 Yigal Alon St. Tel Aviv (hereinafter: “Services Provider”).

WHEREAS, Services Recipient desires to obtain, from time to time, various research, development, commercial and other related services, to be mutually agreed from time to time, from Services Provider (the “Services”); and

WHEREAS, Services Provider has the facilities, the expertise, the skills and trained professional employees in the field of such Services; and

WHEREAS, Services Provider desires to provide such Services to Services Recipient, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Interpretation; Definitions

1.1.	The preamble to this Agreement constitutes an integral part hereof. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.2.	In this Agreement, unless the context otherwise requires:

1.2.1.	“Intellectual Property Rights” means all patent rights, copyrights, trademark rights and any and all other intellectual property rights in inventions, improvements, designs, ideas, concepts, innovations, original works of authorship, formulas, concepts, techniques, know how, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets; each of the above whether or not patentable, copyrightable or protectable as trade secrets, irrespective of whether it has been registered in a patent, copyright, trademark or other form, and irrespective of whether it constitutes a commercial or professional secret.

1.2.2.	“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization.

2.	The Services

2.1.	During the Agreement Term (as defined in Section 5.1), Services Recipient may from time to time, at its discretion, request the performance of the Services by Services Provider. Services Recipient may provide Services Provider with specifications of the Services requested.

2.2.	During the Agreement Term, Services Provider shall render the Services to Services Recipient, as requested by Services Recipient.

2.3.	For removal of any doubt, in addition to its provision of the Services to Services Recipient, Services Provider may also engage in other activities or render services to additional Person(s), other than Services Recipient.

2.4.	In consideration of the Services, Services Recipient shall pay Services Provider the consideration set forth under Annex A attached hereto (the “Consideration”), in accordance with the terms thereunder.

2.5.	The Consideration shall be paid against valid invoices furnished by Services Provider to Services Recipient.

3.	Intellectual Property Rights

3.1.	All Services rendered by Services Provider under this Agreement shall be deemed as ‘work made for hire’ and consequently, Services Provider hereby acknowledges and agrees that any and all Intellectual Property Rights, created by it as part of the Services shall belong exclusively to Services Recipient and that it shall not be entitled to any rights whatsoever due to the performance of the Services, except for the Consideration set forth in this Agreement.

3.2.	Without derogating from the aforesaid, should any court of competent jurisdiction, or any other governmental authority determine that any Intellectual Property Rights are the property of Services Provider, Services Provider irrevocably agrees to assign or convey to Services Recipient, its successors, assigns or nominees, the sole and exclusive right, title and interest in any such Intellectual Property Rights, including any derivative works thereof, for no consideration. Services Provider further agrees to assist Services Recipient in obtaining patents for any inventions made in connection with the Services, including by way of disclosure of all pertinent information and data with respect thereto, the execution of all applications, instruments or papers which Services Recipient shall deem necessary or desirable in connection therewith.

3.3.	Services Provider shall (insofar as it becomes aware thereof) notify Services Recipient of any infringement of the products’ copy rights or unauthorized use in of the trade marks or copying of the trade marks or the trade dress or advertising for the product, or infringement of any other Intellectual Property Rights or trade secret or proprietary product information of Services Recipient. At the request of Services Recipient, Services Provider shall take part in or give assistance in any legal proceedings and execute any documents and do anything reasonably necessary to protect Services Recipient’s intellectual or industrial property rights and proprietary information in Israel.

3.4.	Services Recipient warrants that the products resulting from the Services and the Intellectual Property rights with respect thereto will not infringe upon or violate any patent, copyright, trademark, invention, proprietary information, nondisclosure, or other right of any third party. Services Recipient shall fully indemnify and defend Services Provider against any suit, proceeding, or action, or threatened suit, proceeding, or action, taken against Services Provider as a direct result of, or directly arising from, any infringement of any of the foregoing rights.

3.5.	The provisions of this Section 3 shall survive the expiration or other termination of this Agreement.

4.	Confidential Information

4.1.	Services Provider covenants and undertakes that, during the Agreement Term and thereafter, absent Services Recipient's prior written consent, all information, written or oral, relating directly or indirectly to this Agreement, the Services, Services Recipient or its business (actual or planned), disclosed to it by Services Recipient, developed by it or which otherwise became known to it in connection with the performance of this Agreement, including, without limitation, any and all patent applications, drawings, specifications, test results, techniques, diagrams, charts, plans, statements, assessments, analyses, estimates, views and opinions, know-how, processes, machines, practices, inventions, improvements and records (the “Information”), shall be maintained by it in full and absolute confidence, and it shall not use such Information, directly or indirectly, in whole or in part, for its own benefit or for any purpose whatsoever, except as specifically and explicitly provided herein. Services Provider will be responsible for ensuring that the obligations of confidentiality and non-use contained herein are observed by its consultants, employees, subcontractors and affiliates.

4.2.	Upon the termination of this Agreement, for any reason whatsoever, Services Provider shall return to Services Recipient any and all Information, including all records, products and samples received, and any copies thereof, as well as any notes, memoranda or other writings or documentation which contain or pertain to the Information or any portion thereof.

4.3.	Services Provider hereby represents that all of its current employees, consultants, subcontractors and affiliates have signed a confidentiality and assignment agreement, which includes, inter alia, an undertaking of the assignment of Intellectual Property Rights developed with respect to the Services provided under this Agreement to Services Provider. Services Provider further undertakes to have every new employee, consultant, subcontractor or affiliate execute such agreement immediately upon its engagement.

4.4.	Services Provider warrants that it shall sign, upon Services Recipient’s request, any documentation with respect to the aforesaid in this Section 4.

4.5.	Notwithstanding anything else to the contrary herein, the obligations under this Section shall survive the termination of this Agreement.

5.	Term and Termination

5.1.	This Agreement shall be effective from the Effective Date for a period of one year from the date hereof, and thereafter it shall be renewed automatically for additional periods of one year each, unless either party advised the other party, in a prior written notice served at least 90 days before the end of such year, of its election to terminate this Agreement (the “Agreement Term”).

5.2.	The Agreement may be immediately terminated in the event of any dissolution or liquidation of any of the parties hereto, any bankruptcy or insolvency proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against a party or a receiver or liquidator has been appointed to all or substantially all of a party's assets, and such party shall immediately advise the other party, in writing, of any such event.

6.       Miscellaneous

6.1.	Non-Assignment: A party hereto shall not assign any of its obligations and rights under and according to this Agreement to any other Person without the other party’s prior written consent.

6.2.	Parties’ Relationship: The parties’ relationship hereunder shall be that of a principal and an independent contractor, where Services Recipient is the principal and Services Provider is the independent contractor, and nothing herein shall be construed as establishing an employment, agency or partnership relationship between the parties.

6.3.	Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements to the subject hereof entered between the parties. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party.

6.4.	Severability: In the event any paragraph or provision of this Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or Person, the balance shall remain in effect and the provision in question shall remain in effect as to all other Persons or situations, as the case may be, and the parties shall draw up an arrangement in accordance with the meaning and the object of such paragraph or provision.

6.5.	Consent to Breach/Not Waiver: No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

6.6.	Governing Law and Jurisdiction: This Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of Israel. The competent courts in Tel-Aviv, Israel, shall have sole and exclusive jurisdiction over any dispute between the parties hereto.

6.7.	Notices: All notices shall be in writing and deemed given and received when delivered in person, by facsimile, or by commercial air courier service. Notices shall be addressed to each party at its address set forth above, or such other address as the recipient may have specified by earlier notice to the sender. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following business day, and if by courier, on the fifth following business day.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date hereinabove set forth.

/s/ Can Kisagun	/s/ Guy Zyskind
Services Recipient	Services Provider

By:	Can Kisagun	By:	Guy Zyskind
Title:	Chief Product Officer	Title:	CEO

Annex A

Consideration

Service Recipient shall pay Service Provider during the Term of the Agreement (unless terminated earlier by mutual consent of the parties) a monthly amount of NIS 541,667. Schedule 1 below is a break down the items that make up the monthly payment.

The monthly payments are exclusive of any applicable VAT. To the extent the monthly Payment are subject to applicable VAT, then Service Recipient shall add to each monthly payment the applicable VAT amount, as will be invoiced by Service Provider.

SCHEDULE 1

Item	# of Such Items	Cost
Technical Management	2	NIS	152,100
Developers	3	NIS	182,520
Product	2	NIS	91,050
Admin. Assistant	1	NIS	18,252
IT	1	NIS	16,740
General and Admin.	1	NIS	81,005
Total		NIS	541,667

The monthly payment will be updated yearly in good faith through mutual discussions between the parties.